Vor Bio Announces $75 Million Private Placement with TCGX

BOSTON, Mass., March 27, 2026 (GLOBE NEWSWIRE) – Vor Bio (Nasdaq: VOR), a clinical-stage biotechnology company transforming the treatment of autoimmune diseases, announced today that it has entered into a securities purchase agreement to sell 5,338,078 shares of its common stock at a price of $14.05 per share in a private placement. Vor Bio anticipates the gross proceeds from the private placement to be approximately $75 million, before deducting any offering-related expenses. Vor Bio did not engage a placement agent in connection with the private placement. The private placement is expected to close on or about March 30, 2026, subject to the satisfaction of customary closing conditions.

The financing is led by new investor TCGX.

"BAFF/APRIL inhibition represents one of the next major waves of innovation in autoimmune disease, and telitacicept is at the forefront of the field. With compelling Phase 3 data across multiple indications and tens of thousands of patients treated in China, we believe telitacicept's clinical profile and robust safety data to date provide a unique opportunity to bring a differentiated, potentially disease-modifying therapy to patients globally,” said Jean-Paul Kress, M.D., Chief Executive Officer and Chairman of Vor Bio. “This financing enables us to accelerate our efforts in generalized myasthenia gravis and, importantly, advance primary Sjögren’s disease as a key next frontier – two large, multi-billion-dollar opportunities where significant unmet need remains and where we believe telitacicept can meaningfully change the treatment paradigm. We are well positioned to deliver on our commitment to maximize the impact of telitacicept for patients and drive long-term value for shareholders.”

“Our investment reflects the conviction we have in the Vor Bio team and the disruptive potential of telitacicept," said Cariad Chester, Managing Partner at TCGX. “With its differentiated efficacy profile, we believe telitacicept has the potential to become a foundational therapy for multiple B-cell mediated diseases. We are excited to support the pivotal development program of telitacicept and help build Vor Bio into a global leader in treating autoimmune diseases.”

Vor Bio intends to use the net proceeds from the private placement to advance the clinical development of telitacicept, including the ongoing global Phase 3 clinical trials for myasthenia gravis and primary Sjögren's disease, business development, and for working capital and general corporate purposes.

The offer and sale of the securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. Concurrently with entering into the securities purchase agreement, Vor Bio and the investors entered into a registration rights agreement pursuant to which Vor Bio has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Vor Bio

Vor Bio is a clinical-stage biotechnology company transforming the treatment of autoimmune diseases. The Company is focused on rapidly advancing telitacicept, a novel dual-target fusion protein, through Phase 3 clinical development and potential commercialization to address serious autoantibody-driven conditions worldwide. For more information visit www.vorbio.com.

About TCGX

TCGX is a healthcare investment firm dedicated to advancing disruptive medicines and supporting companies that can improve the lives of patients. TCGX invests in pioneering healthcare companies led by exceptional entrepreneurs focused on developing better treatment options for patients. TCGX has investment teams in San Francisco, Palo Alto, and New York City. For more information, please visit: www.tcgcrossover.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “aim,” “anticipate,” “can,” “continue,” “could,” “design,” “enable,” “expect,” “initiate,” “intend,” “may,” “on-track,” “ongoing,” “plan,” “potential,” “should,” “target,” “update,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include Vor Bio’s statements regarding the private placement, including expected proceeds, expected use of proceeds and expected closing of the private placement; the potential of telitacicept and the BAFF/APRIL inhibition, Vor Bio’s opportunity to bring a differentiated, potentially disease-modifying therapy to patients globally, telitacicept’s potential to meaningfully change the treatment paradigm and become a foundational therapy for multiple B-cell mediated diseases, our market opportunities, and other statements that are not historical fact.

Vor Bio may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including market conditions and failure of customary closing conditions. These and other risks are described in greater detail under the caption “Risk Factors” included in Vor Bio’s most recent annual or quarterly report and in other reports it has filed or may file with the Securities and Exchange Commission. The results of the clinical trial described in this press release is based on information reported by RemeGen; Vor Bio has not independently verified this data.

Any forward-looking statements contained in this press release speak only as of the date hereof, and Vor Bio expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as may be required by law.

Media & Investor Contacts:
Carl Mauch

cmauch@vorbio.com